EXHIBIT 99.1

News Release

Craig Manson Investor Relations 952/853-6022

Ceridian Postpones its Second Quarter Earnings Release and Conference Call

MINNEAPOLIS, MN, July 19, 2004 — Ceridian Corporation (NYSE: CEN) announced today that it has postponed its second quarter earnings release and related investors teleconference and Webcast, previously scheduled to take place on Tuesday, July 20, 2004. The company will announce the date of its earnings release, teleconference and Webcast at a later date. The delay was prompted by the company’s recent initiation of a review focusing on the capitalization and expensing of certain costs in its U.S. Human Resource Solutions business. The review, which is still in the early stages, is being conducted under the direction of the company’s Audit Committee, with the assistance of Deloitte & Touche LLP. It is possible that the review may have an impact on the company’s consolidated financial statements for the second quarter of 2004 and for previously reported periods, as well as guidance.

Ronald L. Turner, the company’s chairman, president and chief executive officer, said “A concern was raised internally very recently regarding capitalization and expensing of certain costs in our U.S. Human Resource Solutions business. We responded immediately and aggressively to make sure the matter is reviewed appropriately and thoroughly. We regret our decision today to delay our earnings announcement due to the timing of this review and the amount of time necessary for a complete and thorough review. We will reschedule our earnings release and teleconference as quickly as practical. We believe the business is sound. Although each of our businesses had positive developments in the quarter, we will not discuss any details until we are in a position to make complete disclosure.”

Ceridian has advised the U.S. Securities and Exchange Commission of the current review initiated by the company. Mr. Turner further stated, “As reported in January, Ceridian received a formal document request from the SEC. Ceridian provided documents in response to that request, and will continue to be fully cooperative with the SEC.”

Ceridian Corporation (www.ceridian.com) is an information services company serving businesses and employees in the United States, Canada and Europe. Ceridian is one of the top human resources outsourcing companies in each of its markets, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and employee advisory programs. Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Ceridian Corporation contained in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Ceridian that could cause such material differences are identified and discussed from time to time in Ceridian’s filings with the Securities and Exchange Commission, including those factors which are discussed in Ceridian’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, which factors are also incorporated herein by reference.

Ceridian undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Ceridian makes on related subjects in future reports to the SEC.

####